EXHIBIT 99.1
OSI Pharmaceuticals Updates Status of Pending Acquisition of Eyetech Pharmaceuticals
MELVILLE, N.Y.—(BUSINESS WIRE)—Nov. 10, 2005—OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) provided an update today on the status of its pending acquisition of Eyetech Pharmaceuticals, Inc. (Nasdaq:EYET).
Eyetech held its special meeting of stockholders today to consider adoption of the merger agreement with OSI. At that meeting, the majority of Eyetech’s outstanding shares of common stock were voted in favor of adoption of the merger agreement.
OSI has advised Eyetech that OSI’s board of directors wants to assess, prior to closing of the acquisition, the possible impact of Genentech, Inc.’s November 7, 2005 announcement of preliminary data from a Phase III clinical study called ANCHOR of Genentech’s Lucentis™ (ranibizumab) product candidate. Under the terms of the merger agreement, OSI and Eyetech need to mutually agree on a closing date for the merger, which must be within two business days of all conditions of the merger agreement being satisfied. OSI has further advised Eyetech that OSI has made no decision at this time not to proceed with the closing, and that OSI wants the additional time as called for in the merger agreement to allow OSI’s board of directors to fulfill its fiduciary obligation to assess the implications of the Lucentis data.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials; the FDA review process and other governmental regulation; OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates; competition from other pharmaceutical companies; the ability to effectively market products; the possibility that the merger will not close or that the closing will be delayed; the challenges and costs of integrating the operations and personnel of Eyetech; reaction of customers of Eyetech and OSI and related risks of maintaining pre-existing relationships of Eyetech and OSI; the impact of acquisitions and divestitures on the synergies of OSI’s programs; and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

Additional Information About the Merger and Where To Find It
OSI and Eyetech have entered into a definitive merger agreement whereby OSI has agreed to acquire Eyetech. OSI filed a registration statement on Form S-4 with the Securities and Exchange Commission (SEC) containing a proxy statement/prospectus in connection with the proposed merger. The registration statement has been declared effective and the proxy statement/prospectus has been mailed to the stockholders of Eyetech to consider and vote upon the proposed merger at a special meeting on November 10, 2005. Investors and stockholders are urged to carefully read the proxy statement/prospectus and other relevant materials filed with the SEC because they contain important information about OSI, Eyetech, the merger, and other related matters. Investors and stockholders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. These documents can also be obtained for free from OSI by directing a request to OSI Investor Relations at 631-962-2000 and for free from Eyetech by directing a request to Eyetech Investor Relations at 212-824-3100.
Participants in the Merger
OSI, Eyetech and their respective executive officers, directors and other members of management or employees may be deemed to be participants in the solicitation of proxies from Eyetech stockholders with respect to the transactions contemplated by the merger agreement. Information regarding OSI’s executive officers and directors is available in OSI’s Annual Report on Form 10-K for the year ended September 30, 2004 and its proxy statement dated February 2, 2005 for its 2005 Annual Meeting of Stockholders, which are filed with the SEC. Information regarding Eyetech’s executive officers and directors is available in Eyetech’s Annual Report on Form 10-K for the year ended December 31, 2004, its proxy statement dated April 11, 2005 for its 2005 Annual Meeting of Stockholders and its Current Report on Form 8-K dated June 15, 2005, which are filed with the SEC. You can obtain free copies of these documents from OSI and Eyetech using the contact information above. Additional information regarding interests of such participants are included in the registration statement containing the proxy statement/prospectus that has been filed with the SEC and is available free of charge as indicated above.
In addition, in connection with the execution of the merger agreement, Dr. David Guyer, Eyetech’s Chief Executive Officer, Paul G. Chaney, Eyetech’s Chief Operating Officer, and Dr. Anthony P. Adamis, Eyetech’s Chief Scientific Officer, have entered into letter agreements with OSI setting forth the terms under which these individuals will continue their employment with OSI following the merger. Furthermore, in connection with the execution of the merger agreement, Eyetech’s Board of Directors authorized the payment of transaction completion bonuses in the aggregate amount of $350,000. The recipients of these bonuses, and the amounts they may receive, are determined by Eyetech’s Board of Directors based on the recommendation of its Compensation Committee. Such recipients may include executive officers of Eyetech. Additional information regarding these arrangements and the interests of such participants is included in the registration statement containing the proxy statement/prospectus that has been filed with the SEC and is available free of charge as indicated above.
This press release is not an offer to sell shares of OSI securities which may be issued in the proposed merger. Such OSI common stock is offered only by means of the proxy statement/prospectus referred to herein.
CONTACT: Investor/Public Relations
OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
SOURCE: OSI Pharmaceuticals, Inc.